Exhibit 10.37

EXECUTION VERSION

Strategic Cooperation Agreement

This Strategic Cooperation Agreement (this “Agreement”) is entered into as of this 10th day of March 2014 (the “Effective Date”), by and between:

Party:	Shanghai Yi Yue Information Technology Co., Ltd. 上海翊悦信息科技有限公司 (“Leju”)
Address:	11/F, Qiushi Building, 383 Guangyan Road, Zhabei District, Shanghai 200072
Contact Person:	Li-Lan Cheng
Office Phone No.:	+86 (21) 6133 0700
Email:	chenglilan@ehousechina.com

and

Party:	Shenzhen Tencent Computer Systems Company Limited (深圳市腾讯计算机系统有限公司) (“Onshore Tencent”)
Address:	5-10/F, Fiyta Building, Gaoxinnanyi Road, Hi-tech Park, Nanshan District, Shenzhen 518057
Contact Person:	Liang Xu
Office Phone No.:	+86 (755) 8601 3388 ext. 88142
Email:	kurt@tencent.com

WHEREAS:

1.           Leju, together with its Affiliates, is an outstanding provider of real estate online information, including but not limited to real estate advertising, listings and product launch information (“Real Estate Online Information”) and online-to-offline e-commerce services (“Real Estate O2O E-Commerce”) to facilitate residential property transactions in China.

2.           Onshore Tencent, together with its Affiliates, is an outstanding provider of comprehensive Internet services, including a mobile text and voice messaging communication service (“Weixin”), which includes a public accounts feature that facilitates dissemination of marketing communications and distribution of discount vouchers (“Weixin Public Accounts”).

3.           Onshore Tencent seeks to provide Real Estate Online Information and Real Estate O2O E-Commerce to Weixin Users and Leju seeks to distribute Real Estate Online Information and Real Estate O2O E-Commerce services through Weixin by creating approximately 100,000 Weixin Public Accounts associated with real estate projects;

NOW THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree to establish a strategic partnership in the Real Estate Online Information and Real Estate O2O E-Commerce industries in China on the terms set forth herein:

1.                                      DEFINITIONS

Unless otherwise defined in this Agreement or otherwise required by the context, the following terms shall have the meanings set forth below:

1.1                               “Affiliate” means, with respect to any person, any other person that controls, is controlled by, or is under common control with, such specified person; and for the purpose of this definition, “control” means (i) direct or indirect ownership of more than fifty percent (50%) of the outstanding voting securities or the voting rights of such person or (ii) the possession, directly or indirectly or through one or more intermediaries, of the power to direct or cause the direction of the management or policies of a person, whether through ownership of voting securities, by contract or otherwise and, where applicable, “controlled” and “controlling” shall be construed accordingly; provided that certain entities as previously agreed by the parties shall be deemed not to be “Affiliates” of each of Onshore Tencent

For the purpose of this Agreement, “Affiliates” shall not include any (a) subsidiary of Tencent Holdings Limited outside of the People’s Republic of China, or (b) any domestic subsidiary of Tencent Holdings Limited that (x) manages its day-to-day business independent of Onshore Tencent, or (y) engages in one of the following businesses: (i)  the development, distribution or publishing of online or mobile games; (ii)  principal or agent-based e-Commerce business for physical goods, apparels and shoes; (iii)  the development of Internet and mobile security tools and applications; (iv)  the operation of local portals jointly established with local traditional media group in China; or (v) the operation of online reading and discussion platforms.

1.2                               “Batch” means, with respect to Weixin Public Accounts, at least ten (10) Weixin Public Accounts opened concurrently in substantially identical form, with substantially identical functionality and for the same industry.

1.3                              “Leju User” means any person who has signed up for and joined the Leju Membership Club as a member online at www.leju.com and any other user of information, products and/or services provided by Leju.

1.4                               “User” means a Weixin User and/or a Leju User.

1.5                               “Weixin User” means any person registered as a user of or that has an account on Weixin.

2.                                      COOPERATION

2.1                               Weixin Public Accounts

2.1.1                     Onshore Tencent agrees to cooperate with Leju to develop and operate the proper tools and software for use on Weixin (“Batch Tools”) to (a) facilitate Leju’s opening of Batches of Weixin Public Accounts constituting approximately 100,000 Weixin Public Accounts covering new and existing homes, using the applicable real estate project names and under the project titles “微房产” or “微信房产” or “微信乐居”; provided that, (i) Leju shall obtain Onshore Tencent’s prior written consent for each use of “微信房产” as the project title in any Weixin Public Account; and (ii) notwithstanding anything to the contrary in this Section 2.1.1(a), Onshore Tencent shall not be deemed to breach this Agreement in the event that any of “微房产”, “微信房产” and “微信乐居” have been used as the names of any Weixin Public Accounts as of the Effective Date; (b) provide Leju with full access and control over such Weixin Public Accounts; and (c) provide such Weixin Public Accounts with the same features and limitations that are generally applicable to Weixin Public Accounts as of the Effective Date, unless and until Leju provides written instruction to the contrary.

2.1.2                     Leju agrees to use the Weixin payment solutions as the default choice for all Real Estate O2O E-Commerce transactions conducted on Weixin. For transactions to be conducted on platforms other than Weixin, Leju shall make the Weixin payment solutions open and available to all of its customers.  Furthermore, Leju will explore additional opportunities to cooperate with Onshore Tencent, including but not limited to providing Onshore Tencent with access to Leju’s Real Estate Online Information database and cooperating in property management.

2.2                               Further Cooperation on Onshore Tencent’s Platform

2.2.1                     The Parties agree to use their good faith efforts to explore and pursue additional opportunities for potential cooperation, including but not limited to cooperation involving Weixin; the microblogging website, “Tencent Weibo”; the instant messaging software services, “QQ” and “mobile QQ”; the social networking website, “Qzone”; and/or any of Onshore Tencent’s wholly-owned Internet portals being operated as of the Effective Date.

2.3                               Territory

Both parties hereto agree that the cooperation between Onshore Tencent and Leju hereunder shall be in the territory of mainland of the People’s Republic of China, excluding Hong Kong Special Administrative Region, the Macau Special Administrative Region and the Taiwan region.

3.                                      DATA AND SECURITY

3.1                               Onshore Tencent and Leju undertake that any cooperation under this Agreement shall be conditioned on protecting the security of Users’ data and that there would be no infringement of Users’ legitimate rights and interests.  It is further agreed that any cooperation under this Agreement which uses the platform or product of a party to this Agreement (such party, the “Platform Party”) shall comply with each applicable product policy, agency policy, platform rule and user agreement, as published by the Platform Party or any of its Affiliates from time to time.  The parties shall negotiate and cooperate with each other to make relevant adjustments to their respective platforms, products and services with respect to any data collection or disclosure that requires authorization from the Users following the cooperation.

3.2                               Each party undertakes that it shall only use the data received from the other party for uses that are within the scope of the cooperation hereunder, shall not provide any relevant data or materials to any third party, and without the written consent of the other party, shall not independently develop any products based on the data received from the other party.

4.                                      EXCLUSIVITY

4.1                               Notwithstanding any other provision of this Agreement, during the period commencing from the date hereof and ending on December 31, 2015, Onshore Tencent shall not permit certain specified entities as agreed by the parties to use the Batch Tools or open Batches of Weixin Public Accounts in connection with real estate projects, provided that this should not preclude any other person or entity from opening real estate project related individual public accounts under the public account policy then administered by Weixin.

5.                                      FURTHER ACTIONS

5.1                               Onshore Tencent and Leju shall regularly review the progress of the cooperation and resolve any issues in the cooperation to ensure that the parties’ targets are achieved and to discuss any new business ideas and plans related to the business cooperation between the two parties so as to further enhance cooperation.

6.                                      TIMING

6.1                               Onshore Tencent and Leju agree that they will implement the cooperation set forth in this Agreement as soon as practicable following the execution of this Agreement.

7.                                      REPRESENTATIONS AND WARRANTIES

7.1                              Each party hereby represents, undertakes and warrants to the other party as follows:

7.1.1                     it is an entity duly established and validly existing under the laws of its jurisdiction of organization;

7.1.2                     it has the legal power, right and authority to enter into and to consummate the transactions contemplated by this Agreement;

7.1.3                     its authorized representative has been fully authorized to execute this Agreement on its behalf;

7.1.4                     it has the capacity to perform its obligations hereunder and such performance by it does not violate any restriction in any legal document binding upon it;

7.1.5                     it possesses all required legal qualifications under all laws and regulations and from all government authorities for its products used in connection with this Agreement, and it operates such products in compliance with law; and

7.1.6                     upon execution, this Agreement shall constitute the legal, valid and binding obligation of such party, enforceable against such party in accordance with the terms of this Agreement.

8.                                     CONFIDENTIALITY

8.1                               Each party shall keep confidential any non-public material or information with respect to the business, technology, financial conditions, and other aspects of the other party which it is aware of, or have access to, in signing or performing this Agreement (including written or non-written information, hereinafter the “Confidential Information”).  Confidential Information shall not include any information that is (a) previously known on a non-confidential basis by the receiving party, (b) in the public domain through no fault of such receiving party, its Affiliates or its or its Affiliates’ officers, directors or employees, (c) received from a party other than the disclosing party or the disclosing party’s representatives or agents, so long as such party was not, to the knowledge of the receiving party, subject to a duty of confidentiality to the disclosing party or (d) developed independently by the receiving party without reference to confidential information of the disclosing party.  Neither party shall disclose such Confidential Information to any third party.  Either party may use the Confidential Information only for the purpose of, and to the extent necessary for performing this Agreement; and shall not use such Confidential Information for any other purposes. Notwithstanding any other provision of this Section 8, this Section shall not restrict Onshore Tencent’s or its Affiliates’ normal accounting or tax reporting in respect of Onshore Tencent’s cooperation with Leju as required by applicable law and International Financial Reporting Standards, as applicable.

The parties hereby agree, for the purpose of this Section 8, that the existence and terms and conditions of this Agreement and schedule hereof shall be deemed as Confidential Information, provided that, notwithstanding any other provision of this Agreement, Leju shall be permitted to include a description of this Agreement and its terms, which description shall be true and consistent with the terms hereunder in all respects, in any filing with the United States Securities and Exchange Commission and/or any securities exchange, and any documents or communications undertaken in connection with such filing(s), and in connection with any roadshow undertaken by Leju in connection with a public offering of its securities, subject to Leju providing Onshore Tencent with a reasonable opportunity to review a draft of any such description and giving due consideration to Onshore Tencent’s reasonable comments, if any, to such disclosure to the extent permitted by applicable laws (including any rules or regulations of any securities exchange or valid legal process).

8.2                               Notwithstanding any other provisions in this Section 8, if any party believes in good faith that any announcement or notice must be prepared or published pursuant to applicable laws (including any rules or regulations of any securities exchange or valid legal process) or information is otherwise required to be disclosed to any governmental authority, such party may, in accordance with its understanding of the applicable laws, make the required disclosure in the manner it deems in compliance with the requirements of applicable laws; provided that, the party who is required to make such disclosure shall, to the extent permitted by law and so far as it is practicable, provide the other party with prompt notice of such requirement and cooperate with the other party at such other party’s request and at the requesting party’s cost, to enable such other party to seek an appropriate protection order or remedy.  Either party may disclose, after giving prior notice to the other party to the extent practicable under the circumstances and subject to any practicable arrangements to protect confidentiality, Confidential Information to the extent required under judicial or regulatory process or in connection with any judicial process regarding any legal action, suit or proceeding arising out of or relating to this Agreement.  In addition, a party may disclose, after giving prior notice to the other party to the extent practicable under the circumstances and subject to any practicable arrangements to protect confidentiality, Confidential Information to the extent required under judicial or regulatory process or in connection with any judicial process regarding any legal action, suit or proceeding arising out of or relating to this Agreement; provided that, the party who is required to make such disclosure shall, to the extent permitted by law and so far as it is practicable, at the other party’s request and at the requesting party’s cost, cooperate with the other party to enable such other party to seek an appropriate protection order or remedy.

8.3                               Each party may disclose the Confidential Information only to its Affiliates and its and its Affiliates’ officers, directors, employees, agents and representatives on a need-to-know basis in the performance of this Agreement; provided that, such party shall ensure that such persons strictly abide by the confidentiality obligations hereunder.

8.4                               The confidentiality obligations of each party hereunder shall survive the termination of this Agreement.  Each party shall continue to abide by the confidentiality clause hereof and perform the obligation of confidentiality it undertakes until the other party approves release of that obligation or until a breach of the confidentiality clause hereof will no longer result in any prejudice to the other party.

8.5                               Onshore Tencent and Leju undertake that any information exchanged under this Agreement shall not be used to facilitate any illegal monopoly agreement that eliminate or restrict fair market competition.

9.                                      LIABILITY FOR BREACH; INDEMNIFICATION

9.1                               The parties shall duly exercise their rights and perform their obligations to ensure the smooth performance of this Agreement.

9.2                               Any party that breaches any provision of the Agreement (including appendixes thereof) shall assume the liabilities for breach; where losses are caused to the other party, the defaulting party shall indemnify such party in full for all direct economic losses suffered by it arising therefrom.

9.3                               Each breaching party (the “Indemnifying Party”) shall indemnify the other party and its respective Affiliates, officers, directors, employees, agents, successors and assigns (each, an “Indemnified Party”), and hold each Indemnified Party harmless, for and against any losses, damages, claims, costs and expenses, interest, awards, judgments and penalties (including reasonable attorneys’ and consultants’ fees and expenses) actually and directly suffered or incurred by the Indemnified Party (“Losses”), arising out of or resulting from: (i) the breach of any representation or warranty made by the Indemnifying Party (including its Affiliates) contained in this Agreement, (ii) the breach of any covenant, obligation or agreement by the Indemnifying Party (including its Affiliates) contained in this Agreement or (iii) the violation of any applicable laws by the Indemnifying Party (including its Affiliates), or any action of the Indemnifying Party which causes the violation by the Indemnified Party of any applicable laws.

10.                               FORCE MAJEURE

10.1                        Upon occurrence of a Force Majeure event, the party or parties may suspend performance of all or part of its obligations hereunder to the extent of the effect of force majeure and the performance will be automatically extended for a period equal to such suspension, without assuming any liabilities of breach, provided that, (i) the party claiming Force Majeure shall promptly notify the other party in writing within three (3) days upon the occurrence of a Force Majeure event, and (ii) furnish the other party no later than thirty (30) days following the occurrence of such event with the certificate of such event issued by the notary office of the area where the event occurs specifying the occurrence of the event and that such event has caused failure in, or delayed performance of this Agreement.

10.2                        Upon the occurrence of a Force Majeure event, the parties shall, following receipt of the notice from the other party, immediately consult with each other to find an equitable solution and shall use all commercially reasonable efforts to minimize the effect of such force majeure event, and resume the performance of this Agreement as soon as is practicable.  The parties shall use all commercially reasonable endeavors to mitigate the losses.

10.3                        “Force Majeure” means any event beyond the reasonable control of any party, non-foreseeable, or even if foreseen, was unavoidable and occurs after the date of this Agreement, and would prevent either party from substantially performing this

Agreement and preventing the parties from achieving its objectives. Force majeure events include, but are not limited to, earthquake, typhoon, flood, fire which is not attributable to the negligence or misconduct of either party hereof, acts of God, wars, acts of government, and other instances which are accepted as a force majeure event in general international commercial practice.

11.                               DISPUTE RESOLUTION AND GOVERNING LAWS

11.1                        Any dispute arising out of or relating to this Agreement, including any question regarding its existence, validity or termination (“Dispute”) shall be referred to and finally resolved by arbitration at the Hong Kong International Arbitration Centre in accordance with the Hong Kong International Arbitration Centre Administered Arbitration Rules then in force.  There shall be three arbitrators.  Each party has the right to appoint one arbitrator and the third arbitrator shall be appointed by the Hong Kong International Arbitration Centre. The language to be used in the arbitration proceedings shall be English.  Each of the parties irrevocably waives any immunity to jurisdiction to which it may be entitled or become entitled (including without limitation sovereign immunity, immunity to pre-award attachment, post-award attachment or otherwise) in any arbitration proceedings and/or enforcement proceedings against it arising out of or based on this Agreement or the transactions contemplated hereby.

11.2                        The arbitration clause contained in this Section 11 shall be regarded as a stand-alone clause, existing independently and separately from the other sections hereof.

11.3                        The conclusion, validity, interpretation, implementation and dispute resolution of this Agreement shall be protected and governed by the laws of the People’s Republic of China.

12.                               EFFECTIVENESS, RENEWAL AND TERMINATION

12.1                        The term of this Agreement shall commence on the Effective Date and end on March 10, 2018 (the “Expiration Date”); provided that the term of this Agreement shall be extended for two years following such date if agreed by the parties in writing on or before the Expiration Date.

12.2                        Notwithstanding any other provisions contained herein, either party shall have the right to terminate this Agreement without assuming any liabilities of breach, in the event any of the following circumstances occurs:

12.2.1             the other party commits a material breach of this Agreement causing the objectives hereof unachievable, and such breach is not remedied within thirty (30) days following receipt of a written notice; or

12.2.2              the other party is insolvent, becomes the subject of liquidation/dissolution proceedings, or is being transferred for the benefit of creditors; or its businesses are being assigned to receivers (excluding any voluntary liquidation for the purpose of reorganization or merger);

12.3                        Upon expiration or termination of this Agreement, any further rights and obligations of the parties hereunder shall terminate immediately; provided that, such expiration or termination shall not affect any right and obligation incurred prior to the date of expiration or termination; and Sections 8, 11 and 13 shall survive any termination of this Agreement.

13.                               MISCELLANEOUS

13.1                        Any delay in exercising by either party of any rights under this Agreement shall not be deemed a waiver of such rights, nor affect the exercise by the party of such rights in the future.

13.2                        Where any provision herein for any reason becomes invalid or unenforceable, in whole or in part, or violates any applicable laws, such provision shall be deemed to be deleted, and the remaining provisions shall continue to be valid and binding.

13.3                        Time whenever mentioned in this Agreement shall be of the essence of the contract.

13.4                        The Agreement is executed in English in six (6) originals. Each party shall have three (3) originals and each original is equally authentic.

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Onshore Tencent:	Leju:

Authorized Signatory:	Authorized Signatory:

Seal:	Seal:

Signature:	Signature:

Date:	Date: